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11 Brendan Way, Suite 200 / Greenville, SC 29615

P 864.288.5544 / F 864.458.8519

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Report of Independent Registered Public Accounting Firm

Management of K-Star Asset Management LLC

We have examined management of K-Star Asset Management LLC’s (the “Company”) assertion that the Company complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for all transactions for which the Company acted as special servicer (the “Platform”), excluding criteria 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(3)(i)-1122(d)(3)(iv), 1122(d)(4)(ii), 1122(d)(4)(iv)-1122(d)(4)(v), 1122(d)(4)(ix)-1122(d)(4)(xiii), and 1122(d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform, included in the accompanying Management’s Report on Assessment of Compliance with the Securities and Exchange Commission’s Regulation AB Servicing Criteria dated March 13, 2024 as of and for the year ended December 31, 2023. The Company’s management is responsible for its assertion. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management’s assertion is fairly stated, in all material respects. The nature, timing, and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the engagement.

Our examination does not provide a legal determination on the Company’s compliance with the specified requirements.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria included in the accompanying Management’s Report on Assessment of Compliance with Securities and Exchange Commission’s Regulation AB Servicing Criteria dated March 13, 2024 as of and for the year ended December 31, 2023 is fairly stated, in all material respects.

/s/ Forvis, LLP

Greenville, South Carolina

March 13, 2024

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